As filed with the Securities and Exchange Commission on March 5, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FORIAN INC.
(Exact name of registrant as specified in its charter)

Delaware	85-3467693
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
41 University Drive, Suite 400 Newtown, PA 18940
(Address of principal executive offices, Zip Code)

Forian Inc. 2020 Equity Incentive Plan
Helix TCS, Inc. 2017 Omnibus Stock Incentive Plan
Bio-Tech Medical Software, Inc. 2014 Stock Incentive Plan
 (Full title of the plan)

Edward F. Spaniel, Jr.
Executive Vice President – General Counsel
Forian Inc.
41 University Drive, Suite 400
Newtown, PA 18940
(267) 757-8707
(Name, address and telephone number of agent for service)

Copies to:

Darrick M. Mix, Esq.
Justin A. Santarosa, Esq.
Duane Morris LLP
30 South 17th Street
Philadelphia, Pennsylvania 19103
(215) 979-1227

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Forian Inc. 2020 Equity Incentive Plan
In respect of available share reserve: Common Stock, $0.001 par value per share	4,000,000	$18.75(2)	$75,000,000(2)	$8,182.50
Helix TCS, Inc. 2017 Omnibus Stock Incentive Plan
In respect of assumed stock options: Common Stock, $0.001 par value per share	185,250	$19.28(3)	$3,571,620(3)	$389.66
Bio-Tech Medical Software, Inc. 2014 Stock Incentive Plan
In respect of assumed stock options: Common Stock, $0.001 par value per share	272,156	$12.34(3)	$3,358,405(3)	$366.40
Total	4,457,406		$81,930,025	$8,938.56

(1)
Pursuant to Rule 416(a), under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers additional shares of the common stock, par value $0.001 per share (“Common Stock”), of Forian Inc. (the “Registrant”) that may be offered or issued by reason of certain corporate transactions or events, including any stock splits, stock dividends, recapitalization or any other similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices of the shares of Common Stock, as reported by Nasdaq on March 3, 2021.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act based on the volume weighted average exercise price of the options being assumed.

EXPLANATORY NOTE

Effective March 2, 2020, the Registrant completed the previously announced merger transaction contemplated by the Agreement and Plan of Merger, dated as of October 16, 2020, as amended by Amendment to Agreement and Plan of Merger, dated as of December 30, 2020, as further amended by Amendment No. 2 to Agreement and Plan of Merger, dated February 9, 2021 (the “Merger Agreement”), by and among Helix Technologies, Inc. (“Helix”), the Registrant and DNA Merger Sub, Inc. (“Merger Sub”), Merger Sub merged with and into Helix, with Helix being the surviving corporation as a wholly-owned subsidiary of the Registrant (the “Merger”).

Upon completion of the Merger, each share of Helix’s common stock, par value $0.001 per share (“Helix Common Stock”) was converted into 0.05 shares (the “Exchange Ratio”) of common stock, par value $0.001 per share, of the Registrant (“Registrant Common Stock”). As provided in the Merger Agreement, each outstanding Helix stock option, whether vested or unvested, was automatically converted into a Registrant stock option to acquire, on the same terms and conditions as were applicable to such Helix stock option immediately prior to the effective time of the Merger, the number of shares of Registrant Common Stock (rounded, if necessary, down to the nearest whole share) determined by multiplying the number of shares of Helix Common Stock subject to such Helix stock option as of immediately prior to the effective time by the Exchange Ratio, at an exercise price per share of Registrant Common Stock (rounded, if necessary, up to the nearest whole cent) equal to the exercise price per share of Helix Common Stock under such Helix stock option divided by the Exchange Ratio.

In connection with the Merger, the Registrant assumed the Helix TCS, Inc. 2017 Omnibus Stock Incentive Plan and the Bio-Tech Medical Software, Inc. 2014 Stock Incentive Plan (collectively, the “Assumed Plans”) and certain equity awards issued and outstanding under the Assumed Plans.

This Registration Statement is being filed by the Registrant in connection with the registration of Registrant Common Stock issuable to eligible employees of the Registrant or its subsidiaries pursuant to awards granted or that may in the future be granted under the Assumed Plans and the Forian Inc. 2020 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the respective plans. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

The following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated into this Registration Statement by reference:

(a)
The Registrant’s Prospectus dated February 11, 2021 filed with the Commission on February 16, 2021 pursuant to Rule 424(b) of the Securities Act, relating to the offering of the Registrant’s common stock, par value $0.001 per share (“Common Stock”) (File No. 333-250938);

(b)
The description of the Registrant’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-40146) filed with the Commission on March 2, 2021, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

(c)	The Registrant’s Current Report on Form 8-K filed with the Commission on March 3, 2021.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary in such filing, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise be included in or deemed to be a part of, this Registration Statement.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference.

Item 4.          Description of Securities.

The Company’s Common Stock is registered under Section 12(b) of the Exchange Act.

Item 5.          Interests of Named Experts and Counsel.

Not applicable.

Item 6.          Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. With specified exceptions, these Indemnification Agreements provide for indemnification against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement by any of these individuals in any action, suit or proceeding, to the fullest extent permitted by applicable law.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.          Exemption from Registration Claimed.

Not applicable.

Item 8.          Exhibits.

The following Exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
4.1	Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to Form S-4 filed on November 24, 2020).
4.2	Bylaws of the Registrant (Incorporated by reference to Exhibit 3.2 to Form S-4 filed on November 24, 2020).
4.3	Forian Inc. 2020 Equity Incentive Plan. (Incorporated by reference to Exhibit 4.1 to Form S-4 filed on December 31, 2020).
4.4	Helix TCS, Inc. 2017 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.6 of Helix Technologies, Inc.’s Current Report on Form 8-K filed with the Commission on November 16, 2017).
4.5	Bio-Tech Medical Software, Inc. 2014 Stock Incentive Plan, as amended (incorporated by reference to Helix Technologies, Inc.’s Form 8-K filed with the Commission on June 5, 2018).
5.1*	Opinion of Duane Morris LLP regarding the legality of the securities being registered.
23.1*	Consent of Marcum LLP.
23.2*	Consent of BF Borgers CPA PC
23.3*	Consent of Duane Morris LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.

Item 9.          Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newtown, State of Pennsylvania, on March 5, 2021.

FORIAN INC.

By:	/s/ Daniel Barton
Name: Daniel Barton
Title: Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Forian Inc. (the “Company”), hereby constitute and appoint Max Wygod and Daniel Barton, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462 under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Daniel Barton	Chief Executive Officer and Director	March 5, 2021
Daniel Barton	(principal executive officer)

/s/ Clifford Farren	Chief Financial Officer	March 5, 2021
Clifford Farren	(principal financial and accounting officer)

/s/ Max Wygod	Executive Chairman	March 5, 2021
Max Wygod

/s/ Mark J. Adler	Director	March 5, 2021
Mark J. Adler, M.D.

/s/ Ian G. Banwell	Director	March 5, 2021
Ian G. Banwell

/s/ Adam Dublin	Director and Chief Strategy Officer	March 5, 2021
Adam Dublin

Director
Jennifer Hajj

/s/ Shahir Kassam-Adams	Director	March 5, 2021
Shahir Kassam-Adams

/s/ Scott Ogur	Director	March 5, 2021
Scott Ogur

/s/ Stanley S. Trotman, Jr.	Director	March 5, 2021
Stanley S. Trotman, Jr.

/s/ Alyssa F. Varadhan	Director	March 5, 2021
Alyssa F. Varadhan

/s/ Kristiina Vuori	Director	March 5, 2021
Kristiina Vuori, M.D., Ph.D.

/s/ Martin Wygod	Director	March 5, 2021
Martin Wygod